    Exhibit 99.1

Macy’s, Inc. Reports Preliminary Third Quarter 2024 Results
Macy’s First 50 locations achieve third consecutive quarter of positive comparable sales

Company delays third quarter 2024 earnings release and conference call
NEW YORK—November 25, 2024— Macy’s, Inc. (NYSE: M) today reported preliminary financial results for the third quarter of 2024.

Preliminary Third Quarter Highlights
•Macy’s First 50 locations delivered third consecutive quarter of comparable sales growth, up 1.9%.
•Bloomingdale’s reported comparable sales growth of owned and owned-plus-licensed-plus-marketplace up 1.0% and 3.2%, respectively.
•Bluemercury reported comparable sales growth of 3.3%.
•Asset sale gains of $66 million were ahead of expectations.

“We delivered third quarter sales in line with expectations as we continued to make traction on our Bold New Chapter strategy initiatives,” said Tony Spring, chairman and chief executive officer of Macy’s, Inc. “Our Macy's First 50 locations achieved their third consecutive quarter of comparable sales growth. At the same time, our luxury brands, Bloomingdale's and Bluemercury, reported positive comparable sales. Importantly, November comparable sales are trending ahead of third quarter levels across nameplates.”
Preliminary Third Quarter Results (comparisons are to the third quarter of 2023)
Macy’s, Inc. net sales decreased 2.4% to $4.742 billion, with comparable sales down 2.4% on an owned basis and down 1.3% on an owned-plus-licensed-plus-marketplace basis. Sales growth at Macy’s First 50 locations, Bloomingdale’s, and Bluemercury was offset primarily by weakness in Macy’s other non-First 50 locations as well as its digital channel and cold weather categories.

Macy’s, Inc. go-forward business1 comparable sales were down 2.0% on an owned basis and down 0.9% on an owned-plus-licensed-plus-marketplace basis. By nameplate:
•Macy’s net sales were down 3.1%, with comparable sales down 3.0% on an owned basis and down 2.2% on an owned-plus-licensed-plus-marketplace basis. Fragrances, dresses and men’s and women’s active apparel were strong. Macy’s go-forward business1 comparable sales were down 2.6% on an owned basis and down 1.8% on an owned-plus-licensed-plus-marketplace basis.
◦First 50 locations comparable sales were up 1.9% on both an owned basis and on an owned-plus-licensed basis as investments in staffing, merchandising, visual presentation and eventing continued to resonate with the customer.
•Bloomingdale’s net sales were up 1.4%, with comparable sales up 1.0% on an owned basis and up 3.2% on an owned-plus-licensed-plus-marketplace basis. Key drivers included strength in contemporary apparel, beauty and digital.

•Bluemercury net sales were up 3.2% and comparable sales were up 3.3% on an owned basis, representing the fifteenth consecutive quarter of comparable sales growth. Customers continued to respond well to the breadth of skincare offerings.
Other revenue of $161 million decreased $17 million, or 9.6%. Within Other revenue:
◦Credit card revenues, net decreased $22 million, or 15.5%, to $120 million. Net credit losses contributed to the year-over-year decline and were in-line with the company’s expectations.
◦Macy’s Media Network revenue, net rose $5 million, or 13.9%, to $41 million, reflecting higher advertiser and campaign counts.

Asset sale gains of $66 million were $61 million higher than last year due to the monetization of non-go-forward assets, as part of the company’s Bold New Chapter strategy. Higher asset sale gains reflect the pull-forward of the monetization of certain non-go-forward assets into the third quarter from the fourth quarter, at better-than-expected valuations.
Preliminary Balance Sheet and Liquidity
Merchandise inventories2 increased 3.9% year-over-year, reflecting improved inventory composition and supply chain efficiencies. The conversion to cost accounting was estimated to account for approximately half of the increase from the prior year. Entering the fourth quarter, the company believes it has the appropriate level of newness heading into the holiday season.

The company ended the third quarter of 2024 with cash and cash equivalents of $315 million and $2.770 billion of available borrowing capacity under its asset-based credit facility reflecting current borrowings and letters of credit. Total debt of $2.865 billion included $86 million of short-term borrowings under the company’s asset-based credit facility and no material long-term debt maturities until 2027. The company voluntarily retired $220 million of debt during the quarter through a previously disclosed tender offer.

Other Corporate Developments
The company also reported today that, during the preparation of its unaudited condensed consolidated financial statements for the fiscal quarter ended November 2, 2024, it identified an issue related to delivery expenses in one of its accrual accounts. The company consequently initiated an independent investigation. As a result of the independent investigation and forensic analysis, the company identified that a single employee with responsibility for small package delivery expense accounting intentionally made erroneous accounting accrual entries to hide approximately $132 to $154 million of cumulative delivery expenses from the fourth quarter of 2021 through fiscal quarter ended November 2, 2024. During this same time period, the company recognized approximately $4.36 billion of delivery expenses. There is no indication that the erroneous accounting accrual entries had any impact on the company’s cash management activities or vendor payments. The individual who engaged in this conduct is no longer employed by the company. The investigation has not identified involvement by any other employee.

The company is delaying its earnings release and conference call relating to the third quarter of 2024 to allow for completion of the independent investigation. The company expects to report its full third quarter 2024 financial results and hold its earnings conference call, where it will provide its fourth quarter and full year outlooks, by December 11, 2024.

Mr. Spring added, “At Macy’s, Inc., we promote a culture of ethical conduct. While we work diligently to complete the investigation as soon as practicable and ensure this matter is handled appropriately, our colleagues across the company are focused on serving our customers and executing our strategy for a successful holiday season.”

1: Inclusive of go-forward locations and digital. For Macy’s, Inc. this reflects go-forward locations and digital across all three nameplates.
2: Inventories are not directly comparable to the prior year given the conversion to cost accounting at the beginning of fiscal 2024.

2024 Guidance
The company will provide an update on its fiscal 2024 outlook when it reports full third quarter 2024 financial results.
Important Information Regarding Financial Measures
Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.
About Macy’s, Inc.
Macy’s, Inc. (NYSE: M) is a trusted source for quality brands through our iconic nameplates – Macy’s, Bloomingdale’s and Bluemercury. Headquartered in New York City, our comprehensive digital and nationwide footprint empowers us to deliver a seamless shopping experience for our customers. For more information, visit macysinc.com.
Forward-Looking Statements
All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including the results of the independent investigation and the finalization of financial results as of and for the quarter ended November 2, 2024, Macy’s ability to successfully implement its A Bold New Chapter strategy, including the ability to realize the anticipated benefits associated with the strategy, conditions to, or changes in the timing of proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of potential changes to trade policies, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet and catalogs and general consumer spending levels, including the impact of the availability and level of consumer debt, possible systems failures and/or security breaches, the potential for the incurrence of charges in connection with the impairment of tangible and intangible assets, including goodwill, declines in credit card revenues, Macy’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, regional or global health pandemics, and regional political and economic conditions, the effect of weather, inflation, inventory shortage, and labor shortages, the amount and timing of future dividends and share repurchases, our ability to execute on our strategies and achieve expectations related to environmental, social, and governance matters, and other factors identified in documents filed by the company with the Securities and Exchange Commission, including under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended February 3, 2024. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Media – Chris Grams
communications@macys.com
Investors – Pamela Quintiliano
investors@macys.com

MACY’S, INC.
Important Information Regarding Non-GAAP Financial Measures
The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures provide users of the company's financial information with additional useful information in evaluating operating performance. Management believes that providing supplemental changes in comparable sales on an owned-plus-licensed-plus-marketplace basis, which includes adjusting for the impact of comparable sales of departments licensed to third parties and marketplace sales, assists in evaluating the company's ability to generate sales growth, whether through owned businesses, departments licensed to third parties or marketplace sales, and in evaluating the impact of changes in the manner in which certain departments are operated.
Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company's financial position, results of operations or cash flows and should therefore be considered in assessing the company's actual and future financial condition and performance. Additionally, the amounts received by the company on account of sales of departments licensed to third parties and marketplace sales are limited to commissions received on such sales. The methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.
Important Information Regarding Non-GAAP Financial Measures
(All amounts in millions except percentages and per share figures)

Changes in Comparable Sales

	13 Weeks Ended November 2, 2024 vs. 13 Weeks Ended October 28, 2023
	Macy's, Inc.	Macy's
Decrease in comparable sales on an owned basis (Note 1)	(2.4%)	(3.0%)
Impact of departments licensed to third parties and marketplace sales (Note 2)	1.1%	0.8%
Decrease in comparable sales on an owned-plus-licensed-plus-marketplace basis	(1.3%)	(2.2%)

	13 Weeks Ended November 2, 2024 vs. 13 Weeks Ended October 28, 2023
	Macy's, Inc. go-forward business	Macy's go-forward business	Bloomingdale's*	Bluemercury
Increase (decrease) in comparable sales on an owned basis (Note 1)	(2.0) %	(2.6) %	1.0%	3.3%
Impact of departments licensed to third parties and marketplace sales (Note 2)	1.1%	0.8%	2.2%	—%
Increase (decrease) in comparable sales on an owned-plus-licensed-plus-marketplace basis	(0.9%)	(1.8%)	3.2%	3.3%
*Bloomingdale’s excludes one non-go-forward location.

13 Weeks Ended November 2, 2024 vs. 13 Weeks Ended October 28, 2023
Macy's First 50 locations
Increase in comparable sales on an owned basis (Note 1)	1.9%
Impact of departments licensed to third parties (Note 2)	—%
Increase in comparable sales on an owned-plus-licensed basis	1.9%

Notes:

(1)Represents the period-to-period percentage change in net sales from stores in operation for one full fiscal year for the 13 weeks ended November 2, 2024 and October 28, 2023. Such calculation includes all digital sales and excludes commissions from departments licensed to third parties and marketplace. Stores impacted by a natural disaster or undergoing significant expansion or shrinkage remain in the comparable sales calculation unless the store, or material portion of the store, is closed for a significant period of time. Definitions and calculations of comparable sales may differ among companies in the retail industry.

(2)Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and all online sales, including marketplace sales, in the calculation of comparable sales. Macy’s and Bloomingdale’s license third parties to operate certain departments in its stores and online and receive commissions from these third parties based on a percentage of their net sales, while Bluemercury does not participate in licensed or marketplace businesses. In its financial statements prepared in conformity with GAAP, the company includes these commissions (rather than sales of the departments licensed to third parties and marketplace) in its net sales. The company does not, however, include any amounts in respect of licensed department or marketplace sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e., on an owned basis). The amounts of commissions earned on sales of departments licensed to third parties and from the digital marketplace are not material to its net sales for the periods presented.